Exhibit 10.1

CONFIDENTIAL

Project Falcon

Non-Binding Letter of Intent

This letter of intent (this “LOI”) sets forth our current proposal with regard to a business combination and associated investment between Vincerx Pharma, Inc. (“Vincerx”) and Global Digital Holdings Inc. (“QumulusAI”) (the “Transaction”). This LOI is an expression of intent only, does not express the final agreement of the parties, is not meant to be binding on the parties now or at any point in time in the future (other than as expressly set forth below), and is meant solely to be used as a guide for the parties in preparing the Definitive Agreement (defined below). The parties acknowledge that they must complete negotiations on the points set forth in this LOI as well as on points well beyond the scope of this LOI, which negotiations may also cause the terms set forth in this LOI to change. Accordingly, other than the Binding Provisions (as defined below), the parties do not intend to be bound unless and until they enter into a definitive written agreement providing for consummation of the proposed Transaction (the “Definitive Agreement”).

Form of Transaction:

Vincerx proposes to acquire 100% of the outstanding equity interests of QumulusAI, which acquisition is currently intended to be effected by means of reverse triangular merger of a wholly-owned subsidiary of Vincerx.

The parties intend for the Transaction to be structured in a mutually agreeable tax-free manner taking into account the forms of consideration to be received by each of Vincerx and QumulusAI’s respective security holders.

In connection with the closing of the Transaction (the “Closing”), Vincerx would change its name to such other name as determined by QumulusAI and trading symbol as determined by QMLS to reflect its branding.

Post-Closing Ownership Allocations and Underlying Assumptions:

At Closing, each outstanding share of QumulusAI capital stock will be exchanged for shares of Vincerx based on an agreed-upon exchange ratio to be fixed in the Definitive Agreement and intended to result in QumulusAI equity holdings immediately following the Closing being as approximately set forth on the attached Exhibit A, and subject to adjustment as provided in the next paragraph.

Exhibit A illustrates that at the effective time of the Transaction (i) the equity holders of QumulusAI immediately prior to the Closing (including all option holders, convertible note holders, warrant holders, and other facilities, contracts, or other that result in an equity issuance) will own 95.0% of the equity of Vincerx on a fully diluted basis and (ii) the equity holders of Vincerx (including all option holders and warrant holders on a fully diluted basis immediately prior to Closing) will own 5.0% of the equity of Vincerx on a fully diluted basis. For the sake of clarity, any preferred stock of Vincerx issued to QumulusAI or its designees/shareholders as described below will need to be converted into common stock prior to Closing with irrevocable commitments given by each holder at the time of execution of the Definitive Agreement.

The foregoing ownership percentages and the calculation of the exchange ratio are subject to the following formulation and assumptions: (i) an agreed valuation of QumulusAI of $285 million (the “QumulusAI Valuation”) at the time of Closing; and (ii) an agreed valuation of

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Vincerx of $15 million (the “Vincerx Valuation”) subject to adjustment to the target net cash of Vincerx at Closing of $0.0 million (the “Net Cash”). In the event Vincerx delivers more than $0.0 million, the value of the Net Cash will improve by an increment equal to its cash value. For example, if Vincerx delivers $5.0 million in Net Cash, the Vincerx Valuation would $20 million.

Net Cash shall be defined in the Definitive Agreement, which will include, among other things, unrestricted current assets in the form of cash and cash equivalents as of the Closing minus current liabilities and all Vincerx expenses related to the Transaction as of the Closing.

Investment by QumulusAI into Vincerx	To the extent requested by Vincerx, QumulusAI or its designees/shareholder will make an investment up to $1.5 million prior to Closing into Vincerx in order to effectuate the Transaction. The investment will take the form of non-voting convertible preferred stock at the market price of Vincerx common stock immediately prior to announcement of the Transaction and on such other terms and conditions of such an investment as may be determined during the Exclusivity Period (as defined herein) and will be negotiated on a mutually-agreeable basis based on upon further due diligence, legal documentation, rules and requirements of The Nasdaq Stock Market, LLC (“Nasdaq”) and all internal and external approvals.

Post-Closing Board Composition:	Following the Closing, the combined company board of directors (the “Board”) would consist of seven directors with all seven being designated by QumulusAI in accordance with the applicable Nasdaq rules and requirements.

Stockholder Approval:	As soon as reasonably practicable following the execution of the Definitive Agreement, and subject to receipt of all required information from QumulusAI (including required financial statements), Vincerx and QumulusAI would file a registration statement as appropriate including a proxy statement as necessary (the “Registration Statement and Proxy), and promptly following the effectiveness of the Registration Statement and Proxy, and hold a meeting of its stockholders as necessary.

Conditions to Execution of Definitive Agreement:

Satisfactory completion of due diligence by both parties.

Satisfactory negotiation of the Definitive Agreement, including customary provisions for a transaction of this nature and as set forth herein.

Approval of the proposed Transaction by the board of directors of QumulusAI and Vincerx and execution by specified stakeholders and other insiders or related parties of QumulusAI of support agreements.

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Conditions to Closing:	The Closing would be subject to (i) the satisfaction of customary conditions to Closing for a transaction of this type, including the absence of a material adverse change in the business, results of operations, financial condition or assets of either party (provided that the continued deterioration of Vincerx’s cash and the operation of its business as described below shall not be deemed to be a material adverse change), (ii) satisfaction of all Vincerx liabilities including but not limited to the cancellation any preferred stock and warrants (and the associated Fundamental Transaction payments from the warrants or similar clauses in other of Vincerx securities or other corporate contracts) as well as including any fees or other payments due as related to the Transaction, (iii) execution of all Definitive Agreements and ancillary agreements thereto and in connection with the Transaction, (iv) receipt of all regulatory approvals and third party consents, and (v) no government entity having commenced any litigation, proceeding or investigation, or enacted any legislation or order, to challenge, prohibit, or otherwise interfere with the proposed Transaction, and, as necessary, the (x) appropriate approval of stockholders of each party, (y) the Registration Statement and Proxy will be effective, (z) the shares of Vincerx convertible and common securities to be issued in the Transaction will have been approved for listing on The Nasdaq.

Representations & Warranties, Covenants and Deal Protections:	The Definitive Agreement would contain representations, warranties and covenants typical for a transaction of this nature.

The Definitive Agreement would include customary deal protection provisions to be negotiated, such as no-shop provisions binding on each party, subject to customary fiduciary out provisions applicable to Vincerx.

Operation of the Businesses:	The Definitive Agreement would include customary covenants of each of Vincerx and QumulusAI with respect to the operation of their respective businesses until the Closing, such that without the prior written consent of the other party (not to be unreasonably withheld, conditioned or delayed) each of Vincerx and QumulusAI would continue to operate its business in the ordinary course and consistent with the manner in which it is currently conducted. The parties acknowledge and agree that Vincerx will have the right prior to the Closing to license, sell or transfer its assets, subsidiaries and intellectual property to third parties.

Personnel Considerations:	QumulusAI will determine the composition of the senior management team of the combined company prior to the execution of the Definitive Agreements.

Fees and Expenses:	QumulusAI and Vincerx shall each be responsible for and bear all of its own costs and expenses incurred in connection with the proposed Transaction.

Confidentiality, Non- Solicitation:	The negotiations and discussions in connection herewith shall be treated as “confidential information” as defined in and pursuant to that certain Mutual Non-Disclosure Agreement by and between the parties dated as of March 7, 2025, provided that Vincerx shall have the right to publicly announce and disclose the terms and conditions of this LOI.

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Exclusivity:	Vincerx and QumulusAI hereby agree that, unless negotiations between Vincerx and QumulusAI are terminated earlier pursuant to clauses (i), (ii) or (iii) under “Termination” herein (and not the proviso thereto), each party shall have the exclusive right to negotiate the Transaction proposed herein or any similar transaction with the other party for a period (the “Exclusivity Period”) commencing on the date hereof and terminating on the 30th day following the date of this LOI. During the Exclusivity Period, neither Vincerx nor QumulusAI and none of their respective officers, directors, subsidiaries, employees, or agents or any shareholders that are affiliated with or are represented by any directors shall, directly or indirectly (including, without limitation, through any investment banker, attorney or accountant retained by or on behalf of any such person), (a) solicit, initiate or knowingly encourage the submission of any proposal or offer (each of the following, other than the investment by QumulusAI or its designees/shareholders as described herein or any other financing by Vincerx or Qumulus or the license, sale or transfer by Vincerx of its assets, subsidiaries and intellectual property as described herein, an “Acquisition Proposal”) from any person or entity (including any of its officers, directors, employees, agents and other representatives) relating to any liquidation, dissolution, recapitalization of, merger or consolidation with or into, or acquisition or purchase of any material assets of, or any capital stock or other equity security of, such party or any of its subsidiaries or relating to any other similar transaction or combination involving such party or any of its subsidiaries or affiliates (other than as described above), (b) participate in any discussions or negotiations regarding, or furnish to any other person or entity any information with respect thereto, or (c) otherwise cooperate in any way with, or assist or participate in, knowingly facilitate or encourage any effort or attempt by or enter into an agreement with any other person or entity to do or seek to do any of the foregoing. Each party further agrees that upon execution of this LOI, such party and each of its directors, officers, agents, advisors, and shareholders shall immediately cease and cause to be terminated any and all discussions and negotiations with third parties (other than the other party and its representatives) regarding any Acquisition Proposal other than the Transaction or any similar transaction. Each party agrees to notify the other party promptly if such party or its employees, directors, officers, or agents receives any solicitations or requests for information regarding any such Acquisition Proposal or if any such Acquisition Proposal is made and the response thereto.

Termination:	This LOI will automatically terminate and be of no further force and effect upon the earlier of (i) execution of the Definitive Agreement by Vincerx and QumulusAI, (ii) the mutual written agreement of Vincerx and QumulusAI, and (iii) unless extended through mutual written agreement by Vincerx and QumulusAI, at 11:59 p.m. Eastern Time on the date which is 30 days from the date of this LOI, provided that either Vincerx or QumulusAI may terminate negotiations related to the proposed Transaction at any time for any reason or for no reason and without incurring any liability to the other in respect of such termination.

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Miscellaneous:

By their signatures below, each party represents and warrants that they have full power and authority to execute, deliver and perform this LOI.

The parties agree that this LOI will be governed by and construed under the laws of the State of Delaware, without giving effect to any choice or conflict of law principles.

The provisions of the sections of this LOI entitled “Fees and Expenses”, “Confidentiality; Non-Solicitation,” “Exclusivity” and “Miscellaneous,” (the “Binding Provisions”) are intended by the parties to be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. The Binding Provisions shall survive the termination of this LOI, and the termination of this LOI shall not affect any rights any party may have with respect to the breach of this LOI by another party before such termination. Other than the Binding Provisions, all other provisions of this LOI are intended only as an expression of interest on behalf of the parties, are not intended to be legally binding on any party and are expressly subject to the negotiation and execution of an appropriate Definitive Agreement.

This LOI may be signed in two or more counterparts, any one of which need not contain the signature of more than one party, but all such counterparts taken together shall constitute one and the same agreement. This LOI may not be assigned without the other party’s written consent.

(Signature Page Follows)

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This LOI is executed and made effective as of the last date set forth below:

VINCERX PHARMA, INC.		GLOBAL DIGITAL HOLDINGS INC.

By:	/s/ Raquel Izumi	By:	/s/ Robert C. Bissell
Name:	Raquel Izumi	Name:	Robert C. Bissell
Title:	Acting CEO	Title:	CEO

Date:	14-Mar-2025	Date:	March 12, 2025

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EXHIBIT A

Post-Merger (but before giving effect to a Concurrent Financing)	Attributed Value (USD MM)
Vincerx Equity Value:
Target Net Cash at Closing	$0.0
Public Company Designation and all assets to be acquired	$15.0
Other	$0.0

Total Value to Vincerx	$15.0
Total Value to QumulusAI	$285.0

Pro Forma Ownership Split at Closing:
Vincerx Shareholders	5.0%
QumulusAI Shareholders	95.0%